Maddox Ungar Silberstein, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.maddoxungar.com

April 15, 2009

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
OptimizeRx Corporation
Rochester, MI

To Whom It May Concern:

Maddox Ungar Silberstein, PLLC hereby consents to the use in the Form 10-K, Annual Report under Section 13 or 15(d) of the Securities Exchange Act of 1934, filed by OptimizeRx Corporation of our report dated April 10, 2009, relating to the consolidated financial statements of OptimizeRx Corporation, a Nevada Corporation, as of and for the periods ending December 31, 2008 and 2007.

Sincerely,

/s/ Maddox Ungar Silberstein, PLLC

Maddox Ungar Silberstein, PLLC